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FOR IMMEDIATE RELEASE

For further information contact:

Heartland Wireless Communications, Inc.
John R. Bailey
Senior Vice President - Finance
    and Chief Financial Officer
(972) 633-4037

      HEARTLAND TELLS ANALYSTS LOWER 3RD QUARTER REVENUE PER SUBSCRIBER
                       NOT DUE TO COMPETITIVE PRESSURES


Dallas, Texas - November 22, 1996 - Heartland Wireless Communications, Inc. (Nasdaq NMS -- HART) yesterday told analysts in a conference call that lower revenue per subscriber disclosed in third quarter results announced last week was not due to competitive pressures, but rather was caused by three unrelated factors.

First, in the third quarter, the Company reduced the channel offering and modified its billing procedures for certain customers (known in the industry as "soft disconnect" customers), resulting in a decrease in average revenue for these subscribers. The Company currently believes that this component represented a majority of the decline in revenue per subscriber for the third quarter. The reduction in revenue was partially offset by a reduction in programming costs for these subscribers. The Company currently believes a substantial portion of these subscribers may choose to return to their previous channel offerings and rates, especially because some of them were disconnected due to the billing software problem discussed below.

Second, the average percentage of multiple dwelling unit (MDU) subscribers in Heartland's subscriber base was higher in the third quarter than in the second quarter. MDU subscribers typically generate lower average monthly revenue per subscriber than single-family unit subscribers.

Third, certain customers in recently acquired systems and in systems recently converted to new hardware were not billed during portions of the third quarter due to a billing software problem. The Company is in the process of correcting this problem.

Partially offsetting these three factors, new subscribers added in the third quarter are paying higher average monthly charges than new subscribers added in previous quarters.

Accordingly, Heartland told analysts, "We believe that the decline in third quarter revenue per subscriber is of limited relevance in assessing the Company's growth prospects and that our ability to add subscribers and increase revenue and cash flow by implementing our rural market strategy remains firmly intact."

In addition, Heartland announced that it had extended the solicitation of consents discussed in the Company's Form 10-Q for the quarter ended September 30, 1996 and relating to the proposed issuance of up to $125 million in debt securities to 5:00 p.m. (New York City time) on November 26, 1996.

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Heartland Wireless Communications, Inc. is America's largest wireless cable television company. Heartland currently holds wireless cable channel rights in 95 small to mid-size markets located in the central United States, representing approximately 10.3 million households, approximately 9.2 million of which can be served by line-of-sight transmissions. Furthermore, Heartland estimates that within these markets approximately 3.7 million households are currently unpassed by traditional hard-wire cable systems. At September 30, 1996, Heartland had 48 markets with systems in operation, providing wireless cable service to an aggregate of approximately 207,295 subscribers. In addition, Heartland owns a 21% equity interest in Wireless One, Inc. (Nasdaq NMS--WIRL), the largest rural wireless cable television operator in the southeastern United States, and owns a 38% pro forma equity interest in CS Wireless Systems, Inc., one of the largest wireless cable television companies in the United States in terms of subscribers and line-of-sight households.

This release contains forward-looking statements based on current expectations. Such statements are based on an assessment of a variety of factors, contingencies and uncertainties deemed relevant by management, including technological changes, competitive products and services, management issues as well as those matters discussed specifically elsewhere herein. As a result, the actual results realized by the Company could differ materially from the statements made herein. Readers of this release are cautioned not to place undue reliance on the forward-looking statements made in this release. Please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Form 10-Q for the quarter ended September 30, 1996.

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